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                                                                  Exhibit 10.4.3


Negotiable Promissory Note

$3,700,000,000 (Three Billion Seven Hundred Million Dollars)    February 7, 2002

For value received, Travelers Property Casualty Corp., a Connecticut corporation (TPC), promises to pay to the order of PPS Services, Inc., a Georgia corporation, the sum of $3,700,000,000 (Three Billion Seven Hundred Million Dollars) in two installments, the first such installment of $150,000,000 (One Hundred Fifty Million Dollars) being due and payable on May 9, 2004 (the "first installment") and the second such installment of $3,550,000,000 (Three Billion Five Hundred Fifty Million Dollars) being due and payable on February 7, 2017 (the "second installment").

No interest shall accrue on the principal amount of this note prior to May 9, 2002. TPC shall pay interest from May 9, 2002 on the unpaid principal amount of this note at the rate of 7.25% per annum. Interest shall be computed on the basis of a year of twelve 30-day months and shall be paid quarterly on February 1, May 1, August 1 and November 1 of each year, commencing August 1, 2002.

TPC may prepay the whole or any part of the principal amount of this note, together with accrued interest on the amount prepaid to the date of prepayment, at any time on prior notice to the Treasurer of Citigroup (a prepayment notice). Any such prepayment shall be applied first to reduce the principal amount of the second installment. No amount of the first installment may be prepaid until the entire principal amount of the second installment is paid in full. A prepayment notice shall be effective upon receipt, and once effective, shall be irrevocable. Such prepayment shall not be subject to any penalty or premium.

If TPC does not pay the accrued interest hereon when due, the amount of such interest shall be added to the principal amount of this note.

All payments under this note shall be made by wire transfer of immediately available funds.

Notwithstanding anything to the contrary in this note, if TPC fails to make any payment of principal as required under this note, including any principal prepayment for which TPC has given an effective prepayment notice, or fails to pay all accrued interest when the principal amount of this note is due,

-- interest on such due and unpaid principal amount of this note or on such due and unpaid interest shall, from the date of such failure to pay, accrue at a per annum rate equal to 9.25%, and

-- TPC shall pay all expenses of enforcement, including collection costs and reasonable attorneys' fees, with respect to such unpaid principal, unpaid interest and additional interest.

If a payment of principal or interest on this note would be due on a Saturday, a Sunday or a day on which banks in New York are authorized or required to close (any other day being a business day), the payment shall instead be due on the next succeeding business day, and the extension of time shall be included in the computation of interest on the unpaid principal amount of this note.

TPC waives protest, presentment and notice of any kind. A holder's failure to exercise or delay in exercising any rights under this note shall not waive such rights.